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Exhibit 99.1

FOR IMMEDIATE RELEASE

PHARMACOPEIA RELEASES PRELIMINARY 2001 RESULTS

        Princeton, NJ, January 16, 2002—Pharmacopeia, Inc. (Nasdaq: PCOP) today announced that it expects total Accelrys software revenues for the fourth quarter and full year 2001 to be about $34 million and $95 million, respectively. Drug discovery revenues for the 2001 fourth quarter and full year are expected to be generally in line with previous company guidance.

        Accelrys software revenue growth for the full year 2001 was 26%, including the effects of acquisitions. For the fourth quarter, software revenue growth was 9%, all organic. This includes a 21% organic increase in software revenues in the United States and in Europe, the Company's largest markets. This growth was partially offset by a 22% decline in fourth quarter software revenues in Asia. As a result of these revenue levels, the Company expects to report pro forma consolidated earnings per share in the range of $.26 to $.30 for the 2001 fourth quarter and in the range of $.01 to $.05 for the full year 2001. These pro forma results exclude all merger and acquisition related write-offs and amortization, and are subject to the completion of the annual, independent audit.

        "Considering current economic conditions, we are generally satisfied with the 21% organic software revenue growth experienced in the 2001 fourth quarter in our largest markets of the US and Europe," said Joseph A. Mollica, Ph.D., Chairman, President and CEO. "It's important to note that this fourth quarter growth was sufficient to generate consolidated, pro forma profits for the entire year. In addition, we are aggressively taking steps to identify and correct performance issues with respect to our revenue levels in the Asian market."

        Dr. Mollica continued, "For us, these 2001 results serve to reconfirm the importance of our strategy to manage both of our businesses in a way that can maximize shareholder value of each business independently, including the importance of our proposed merger with Eos Biotechnology. We remain convinced that we need to work on improving the prospects of both of our businesses in order to maximize total stockholder value."

        Actual financial results are expected to be released in early to mid February, 2002. A conference call to discuss Pharmacopeia's scientific, business, and financial performance for 2001, as well as updated guidance for 2002, will take place at that time.

        PHARMACOPEIA URGES INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING PHARMACOPEIA'S PROPOSED ACQUISITION OF EOS BIOTECHNOLOGY, AS IT CONTAINS IMPORTANT INFORMATION. Security holders may receive a free copy of the proxy statement/prospectus, as well as other related documents filed by Pharmacopeia, at the Web site of the Securities and Exchange Commission (the "SEC"), http://www.sec.gov. In addition, copies of documents filed with the SEC by Pharmacopeia can be obtained, without charge, by directing a request to MacKenzie Partners by email to: proxy@mackenziepartners.com or call (800) 322-2885 or to Pharmacopeia Investor Relations at CN 5350, Princeton, NJ 08543-5350, or (609) 452-3600.

        Pharmacopeia (www.pharmacopeia.com) provides enabling science and technology that accelerates and improves the drug discovery and chemical development processes. Pharmacopeia's Drug Discovery segment integrates proprietary small molecule combinatorial and medicinal chemistry, high-throughput screening, in-vitro pharmacology, computational methods and informatics to discover and optimize lead compounds. Pharmacopeia's software subsidiary, Accelrys, develops and commercializes molecular modeling and simulation software for the life sciences and materials research, cheminformatics and decision support systems, and bioinformatics tools including gene sequence analysis. The business also provides consulting services to its customers in drug discovery and chemical development. Pharmacopeia employs approximately 800 people, generated 2000 revenues of approximately $119 million, and is headquartered in Princeton, NJ.

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Pharmacopeia Releases Preliminary 2001 Results
January 16, 2002

        When used anywhere in this document, the words "expects", "believes", "anticipates", "estimates" and similar expressions are intended to identify forward-looking statements. Forward-looking statements herein may include statements addressing future financial and operating results of Pharmacopeia and the timing, benefits and other aspects of the proposed merger. Pharmacopeia has based these forward-looking statements on its current expectations about future events. Such statements are subject to risks and uncertainties including, but not limited to, the successful implementation of Pharmacopeia's strategic plans, the acceptance of new products, the obsolescence of existing products, the resolution of existing and potential future patent issues, additional competition, changes in economic conditions, and other risks described in documents Pharmacopeia has filed with the SEC, including its most recent report on Form 10-K and subsequent reports on Form 10-Q. All forward-looking statements in this document are qualified entirely by the cautionary statements included in this document and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by forward-looking statements contained in this document. These forward-looking statements speak only as of the date of this document. Pharmacopeia disclaims any undertaking to publicly update or revise any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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Contacts:
Bruce Myers	Sue Rodney
Chief Financial Officer	Manager, Investor Relations
(858) 799-5575	(609) 452-3600
bmyers@accelrys.com	srodney@pharmacop.com

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PHARMACOPEIA RELEASES PRELIMINARY 2001 RESULTS